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                                  23(d)(9)

  Amendments to Sub-Advisory Agreement on behalf of Legg Mason Partners All Cap

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                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                      TRANSAMERICA FUND ADVISORS, INC. AND
                            CLEARBRIDGE ADVISORS, LLC

THIS AMENDMENT is made as of January 1, 2007 to the Sub-Advisory Agreement dated December 1, 2005, as amended, (the "Agreement"), between Transamerica Fund Advisors, Inc. ("TFAI"), and ClearBridge Advisors, LLC, formerly, Salomon Brothers Asset Management, Inc., (the "Sub-Adviser") on behalf of AEGON/Transamerica Series Trust (the "Trust") and Legg Mason Partners All Cap (the "Fund"). In consideration of the mutual covenants contained herein, the parties agree as follows:

3. COMPENSATION. Effective January 1, 2007, the sub-advisory fee rate for Legg Mason Partners All Cap is as follows:

          0.30% of the first $20 million of average daily net assets; 0.50% of average daily net assets over $20 million up to $100 million; 0.40% of average daily net assets over $100 million up to $500 million; and 0.35% of average daily net assets in excess of $500 million.

In all other respects, the Sub-Advisory Agreement dated December 1, 2005, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2007.

TRANSAMERICA FUND ADVISORS, INC


By: /s/ Glenn E. Brightman
    ---------------------------------
Name: Glenn E. Brightman
Title: Senior Vice President


CLEARBRIDGE ADVISORS, LLC


By: /s/ Terrence Murphy
    ---------------------------------
Name: Terrence Murphy
Title: Chief Administrative Officer

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                            NOTICE OF AND CONSENT TO
                       TRANSFER OF SUB-ADVISORY AGREEMENT

     Reference is made to the Sub-Advisory Agreement between Salomon Brothers Asset Management Inc ("SaBAM") and Transamerica Fund Advisors, Inc. ("Transamerica") on behalf of Salomon All Cap, a separate series of AEGON/Transamerica Series Trust (the "Trust") dated the 1st day of December, 2005 (the "Agreement").

                                    RECITALS

     SaBAM is currently a wholly owned subsidiary of Legg Mason, Inc. ("Legg Mason"). Due to an internal reorganization ("Reorganization") by Legg Mason, SaBAM's investment operations are being consolidated with other investment operations into ClearBridge Advisors, LLC ("ClearBridge"), a recently-organized subsidiary of Legg Mason.

     As a result of the Reorganization, ClearBridge will continue the business previously conducted by SaBAM and will serve as the sub-adviser to the Trust (the "Transfer").

     The above referenced Transfer will not result in a change of actual control or management, which would result in an automatic termination of the Agreement due to "assignment" pursuant to Section 2(a)(4) of the 1940 Act, and Rule 2a-6 thereunder. Legg Mason has obtained an opinion from its legal counsel, Willkie Farr & Gallagher, LLP, ("Willkie Farr") confirming its conclusion that the transactions will not result in an actual change in control or management, a copy of which opinion is attached hereto.

     NOW, THEREFORE, in consideration of the premises:

1. Subject to the approval of the Board of Trustees of the Trust for ClearBridge to serve as a subadviser of the Trust, effective October 27, 2006:

     a. SaBAM assigns all duties and obligations, and associated liabilities arising out of the Agreements to ClearBridge; and

     b. ClearBridge hereby agrees to assume all duties and obligations, and associated liabilities arising out of the Agreement and to become a party to said Agreement upon the terms and conditions set forth therein, standing in the stead of SaBAM.

2. The Investment Adviser and the Trust consent to the assignment of the Agreement.

3. Any reference to Salomon All Cap is now revised to mean Legg Mason Partners All Cap.

4. All terms and conditions of the Agreement are hereby confirmed by all parties.

5. All terms and conditions set forth in the Agreement are hereby confirmed and remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Notice of and Consent to Assignment of Sub-Advisory Agreement to be executed by their respective officers.

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ACCEPTED AND AGREED:

SALOMON BROTHERS ASSET MANAGEMENT INC


By: /s/ Joel Sauber
    ---------------------------------
Name: Joel Sauber
Title: Managing Director


ACCEPTED AND AGREED:

CLEARBRIDGE ADVISORS, LLC)


By: /s/ Terrence Murphy
    ---------------------------------
Name: Terrence Murphy
Title: Chief Administrative Officer


ACCEPTED AND AGREED:

TRANSAMERICA FUND ADVISORS, INC.


By: /s/ John K. Carter
    ---------------------------------
Name: John K. Carter
Title: President & CEO